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                                                                   Exhibit 10.15

                         DEFERRED COMPENSATION AGREEMENT

         This Agreement is entered into this 1st day of January 2000, the effective date, between SOUTHSIDE BANCSHARES CORP., with its principal place of business in St. Louis, Missouri (the "Company"), and JOSEPH W. BEETZ, a director of the Company (hereinafter referred to as the "Director").

         WHEREAS, the Director has served on the Board of Directors of the Company (hereinafter referred to as the "Board"), and the Board wishes to provide additional incentives for the Director's continued service; and

         WHEREAS, the Director has contributed to the success and profitability of the Company and is expected to continue such contribution; and

         WHEREAS, the Company and the Director desire to set forth their agreement as to deferring a portion of the Director's fees as a deferred compensation plan and to provide certain additional benefits in the case of the Director's death while serving as a Director of the Company.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company and the Director agree as follows:

         1. Director agrees to a reduction of the current payment of his compensation for service on the Board by Thirty Five Thousand Four Hundred and 00/100 Dollars ($35,400.00) per year, annually deferred in twelve (12) substantially equal monthly installments, for a period of seven (7) years, or such other amount as shall be elected by the Director in a signed writing delivered to the Company, and to defer receipt of such amount until paid pursuant to later provisions of this Agreement. Compensation reductions under this Agreement shall cease at the earlier of the end of the deferral period or when said Director attains age seventy-eight (78). The Director may change the amount of or suspend future deferrals with respect to fees and retainers earned for calendar years commencing after the date of change or suspension as he may specify by written notice to the Company. Following any such suspension, the Director may make a new election to again become a deferral participant; however, the election to defer shall be irrevocable for the particular year, and must be made prior to the beginning of the calendar year.

         2. The Company will record amounts deferred pursuant to paragraphs 1 and amounts credited pursuant to paragraph 3 in a separate Account (hereinafter referred to as the "Account") in the financial records of the Company.

         3. Until the Director attains age seventy-eight (78) the Company will credit interest compounded monthly to the Account as follows: subject to a minimum annual rate of six percent (6%) and a maximum annual rate of fifteen percent (15%), a rate equal to the annual percentage increase (the "Annual Rate") of the stock price of Southside Bancshares Corp. (the "Stock Price"). The annual percentage increase of the Stock Price shall be initially determined utilizing a fraction that has a numerator calculated by subtracting the closing bid price one year prior to the effective date of this Agreement from the closing bid price on the effective date of this Agreement and a denominator equal to the closing bid price one year prior to the effective date of this Agreement.

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For each subsequent year that this Agreement is effective, the Annual Rate will be determined utilizing a fraction that has a numerator calculated by subtracting the closing bid price one year prior to each anniversary of effective date of this Agreement from the closing bid price on each anniversary of effective date of this Agreement and a denominator equal to the closing bid price one year prior to the anniversary of effective date of this Agreement. Notwithstanding the above, at any time the Director fails to defer a monthly amount under paragraph 1, the annual interest rate the Company will credit the Account under this paragraph will be six percent (6%), compounded monthly for the period the Director makes no deferral. Once the Director attains age seventy-eight (78) or the service of the Director is terminated and payments from the Account continue to be deferred, the Company will credit interest compounded monthly to the Account at a rate of six percent (6%) until the balance of the Account is fully paid.

         4. The Account will be unfunded and no assets of the Company will be segregated with respect to the Account. Further, the Account shall be kept only for purposes of its identification on the books and records of the Company as a liability of the Company to the Director, and the Account will be subject to the claims of general creditors of the Company.

         5. Amounts held in the Account or a death benefit will be payable as indicated in Paragraph 6 upon the first to occur of the following events:

               (a) termination of the Director's membership on the Board of the Company other than by death; or

               (b)   termination of this Agreement pursuant to Paragraph 15; or

               (c)   the occurrence of the Director's 78th birthday; or

               (d)   the death of the Director.

The Company shall only have the obligation to complete making payments under Paragraph 6 to the Director, his/her designated beneficiary, or the estate of the designated beneficiary pursuant to the applicable subparagraph above.

         6.

               a. If payment is to be made due to the occurrence of an event described in 5(a) or in 5(b), subject to provisions of paragraph 7, an amount equal to the balance in the Account shall be paid to the Director in one lump sum not later than sixty (60) days following the occurrence of the event.

               b. If payment is to be made due to the occurrence of the event described in 5(c), the balance in the Account shall be paid to the Director in substantially equal monthly installments over a thirty-six (36) month period commencing on the first day of the month following the Director's birthday.

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               c.    If payment is to be made due to the occurrence of the
event described in 5(d), the amount payable to the Director's beneficiary shall be the monthly amount stated in Addendum A multiplied by a fraction the numerator of which is equal to the sum of: (i) the amount actually deferred under this Agreement until the Director's death, including the interest credited to these deferrals through the date of the Director's death pursuant to paragraph 3 of this Agreement; (ii) the projected amounts that would have been deferred from the date of the Director's death through the date the Director would have attained age seventy-eight (78), based on the Director's elected deferral amount in effect on the date of the Director's death; and (iii) the interest that would have been credited to the amounts in (i) and (ii) immediately above pursuant to paragraph 3 from the date of the Director's death until the date the Director would have reached age 78 assuming an Annual Rate that would equal the average annual interest credited to the Director's Account from the effective date of this Agreement through the Director's death or an Annual Rate of six-percent (6%) if the Director was not making monthly deferrals at the date of the Director's death; and the denominator of which shall equal the projected total deferral that would have occurred if the Director would have deferred the amount set forth in paragraph 1 from the date of this Agreement through the date the Director would have attained age seventy-eight (78), including the maximum annual interest credited under paragraph 3 of this Agreement to the projected deferrals under paragraph 1; provided, however, under no circumstances shall the monthly benefit be greater than that stated in Addendum A. Payments to the Director's designated beneficiary shall begin the first day of the month following the month of the death of the Director.

               d. Notwithstanding the foregoing subparagraph (c), if the Director commits suicide and as a result of such suicide the payment of the death proceeds is denied on any policy of insurance owned by the Company insuring the life of the Director, the amount payable to the Director's designated beneficiary shall be the Account balance on the date of the Director's death less an amount equal to the sum of any monthly amounts previously paid the designated beneficiary. Payment to the Director's designated beneficiary shall be made in a lump sum within sixty (60) days from the denial of payment of proceeds from any life insurance policy owned by the Company.

         7. If payment is to be made under subparagraph 5(a) and the Director's termination is due to disability covered under a disability insurance policy, the Company may, in its sole discretion, defer payment until payments under the disability policy cease.

         8. In the event the Director should die before receiving the payment due under subparagraph 6(a) or the payments due under subparagraph 6(b), the remaining payment or payments, as the case may be, shall be paid to the Director's designated beneficiary.

         9. If the Director's designated beneficiary dies before receiving all payments due, the Company shall pay the remaining payments, in the same form of pay out as the designated beneficiary has been receiving or is to receive, to the revocable trust of the Designated beneficiary and, if none, to the estate of the designated beneficiary.

         10. Director may request in a signed writing delivered to the Board, that the Company pay a hardship distribution to the Director from amounts held in the Account. Hardship means an unforeseen event or situation that creates an extraordinary financial need that cannot reasonably be

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met by other resources of the Director. The Board shall elect in its sole discretion, without participation of the Director making the request, whether or not to grant such request.

         11. Any amounts payable to the Director's designated beneficiary pursuant to this Agreement will be paid to the beneficiary designated by the Director in a signed writing delivered to the Company. Director has the right to change his beneficiary designation by delivering to the Company a subsequent signed writing. If Director does not designate a beneficiary in the manner described in this paragraph 11, or if the designated beneficiary has predeceased the Director, then amounts payable hereunder will be payable first to the Director's surviving spouse; and if the Director has no surviving spouse, then such amounts will then be payable to the Director's estate or as provided by a decree of distribution or other proper order by the court having jurisdiction of such estate. No one other than the Director shall have any right to designate a beneficiary.

         12. The right to receive payments under this Agreement shall not be assigned or encumbered, or subject to anticipation, garnishment, attachment, or any other legal process of creditors of the Director or of any designated beneficiary. If the Director or a designated beneficiary attempts to assign such right, the Board, in its sole discretion, may suspend, reduce or terminate any or all rights created by this Agreement as to the Director or the designated beneficiary attempting said assignment.

         13. Nothing in this Agreement shall be construed as giving the Director the right to be retained on the Company's Board. The Director shall remain subject to discharge at any time and to the same extent as if this Agreement had not been executed.

         14. The Company does not assure or guarantee the tax consequences of payments provided hereunder or matters beyond its control, and the Director certifies that his decision to reduce and defer receipt of his compensation is not due to any reliance upon financial, tax or legal advice given by the Company or any of its employees.

         15. This Agreement may be amended or terminated at any time by the Company in writing; however, no amendment or termination may reduce amounts payable to Director or his designated beneficiary below the then Account balance, without such person's written consent.

         16. The Board upon ninety (90) days advance written notice to the Director may terminate this Agreement and, in the event of such termination, shall pay an amount equal to the then Account balance in a lump sum to the Director within sixty (60) days following such termination.

         17. While the Company intends that this Plan will result in the deferral of the imposition of a federal income tax on the funds credited hereunder until such time as they actually be paid to a Director, nothing herein shall be construed as a promise, guarantee or other representation by the Company of such tax effect nor, without limitation, shall the Company be liable for any taxes, penalties or other amounts incurred by Directors in the event it is determined by applicable authorities that such deferral was not accomplished, and the Director should consult his or her own tax advisor(s) to determine the tax consequences in his or her specific case.

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         IN WITNESS WHEREOF, the parties hereof have entered into this
Agreement at St. Louis, Missouri, as of the date first above written.


                                SOUTHSIDE BANCSHARES CORP.


                                BY:  /s/ Thomas M. Teschner
                                     ------------------------------------------
                                ITS:  President and Chief Executive Officer
                                      -----------------------------------------



                                DIRECTOR:


                                /s/ Joseph W. Beetz
                                -----------------------------------------------
                                JOSEPH W. BEETZ



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                           BENEFICIARY DESIGNATION

I,                     , designate the following as beneficiary of any death
   --------------------
benefits payable under the Deferred Compensation Agreement between myself and the SOUTHSIDE BANCSHARES CORP.:

 Primary Beneficiary
 -------------------

 Name                                     Relationship
      ----------------------------------               ---------------------

 Address
         -------------------------------------------------------------------

 Contingent Beneficiary (to receive the benefits if there is no surviving
 ----------------------
 Primary Beneficiary)


 Name                                     Relationship
      ----------------------------------               ---------------------

 Address
         -------------------------------------------------------------------


NOTE: TO NAME A TRUST AS BENEFICIARY, PLEASE PROVIDE THE NAME OF THE TRUSTEE AND THE EXACT DATE OF THE TRUST AGREEMENT.
        -----

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage. I further understand that this beneficiary designation revokes all prior beneficiary designations applicable to this Agreement.


                                   Consented to by Director's spouse:
Director's Signature:              Spouse's Signature:

--------------------------         --------------------------------------------
JOSEPH W. BEETZ

Date:                        Date:
      --------------------         --------------------------------------------


Accepted by the Company this         day of               ,         .
                             -------        --------------  --------


By:
    --------------------------------------------
Title:
       -----------------------------------------


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                                 ADDENDUM A

Thirteen Thousand Two Hundred Four and 08/100 dollars ($13,204.08) per month for thirty-six (36) months.




ADDENDUM A - PAGE SOLO